SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2003

FIDELITY NATIONAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9396	86-0498599

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Riverside Avenue, Jacksonville, Florida	32204

(Address of Principal Executive Offices)	(Zip Code)

(904) 854-8100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed, since last report)

Item 7. Financial Statements and Exhibits
Unaudited Proforma Combined Condensed Statement of Earnings for the Nine-months ended September 30, 2003
SIGNATURES

Item 7. Financial Statements and Exhibits

     On January 28, 2003, Fidelity National Financial, Inc., a Delaware corporation (“FNF” or the “Company”) entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (“ALLTEL”), to acquire from ALLTEL its financial services division, ALLTEL Information Services, Inc. (“AIS”). On April 1, 2003, the Company closed the acquisition and subsequently renamed the division Fidelity Information Services (“FIS”). FIS is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

     The Company acquired FIS for approximately $1,069.6 million (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of the Company’s common stock. The Company funded the cash portion of the purchase price through the issuance of $250.0 million aggregate principal amount of 5.25% notes due March 15, 2013 and $544.6 million in available cash. The stock portion of the purchase price resulted in the issuance of 10,187,902 shares of the Company’s common stock to ALLTEL. Those shares are restricted from sale to the public until April 1, 2004.

     The acquisition was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”), and as a result, the Company has allocated $439.0 million to goodwill, $348.0 million to other intangible assets, namely acquired customer relationship intangibles, and $95.0 million to capitalized software based on studies and valuations that are currently being finalized. These amounts are included in the Company’s historical balance sheet as of September 30, 2003. Such purchase accounting adjustments may be refined as additional information becomes available. The Company is amortizing the other intangible assets using an accelerated method, which takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a seven-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software.

     The Company is providing the following Unaudited Pro Forma Condensed Combined Results of Operations for the nine months ended September 30, 2003 to present the results of operations of the Company as if the FIS acquisition had been completed as of January 1, 2003, the beginning of the Company’s 2003 fiscal year.

Fidelity National Financial, Inc.
Unaudited Proforma Combined Condensed Statement of Earnings for the Nine-months Ended September 30, 2003

	(1/1/03 - 9/30/03)	(1/1/03 - 3/31/03)
	FNF	FIS		Pro Forma
	Historical	Historical	Combined	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue	$5,673,588	$210,975	$5,884,563			$5,884,563
Expenses:
Personnel costs	1,829,974	—	1,829,974	6,000	(1)	1,835,974
Other operating expenses	1,271,094	21,735	1,292,829	9,118	(2)	1,301,947
Agent commissions	1,252,831	—	1,252,831			1,252,831
Provision for claim losses	186,718	—	186,718			186,718
Cost of operations	—	126,452	126,452			126,452
Selling, general, and administrative expenses	—	11,909	11,909			11,909
Restructuring charges	—	2,788	2,788			2,788
Royalty expense to parent	—	6,548	6,548	(6,548	) (3)	—
Interest expense	30,199	14	30,213	3,281	(4)	33,494

	4,570,816	169,446	4,740,262	11,851		4,752,113

Earnings before income taxes and minority interest	1,102,772	41,529	1,144,301	(11,851)		1,132,450
Income tax expense	419,054	17,311	436,365	(4,676	) (5)	431,689

Earnings before minority interest	683,718	24,218	707,936	(7,175)		700,761
Minority interest	18,114	—	18,114	—		18,114

Net earnings	$665,604	$24,218	$689,822	$(7,175)		$682,647

Basic Net earnings per share	$5.11					$5.11

Weighted average shares outstanding, basic basis	130,140					133,499	(6)

Diluted net earnings per share	$4.95					$4.96

Weighted average shares outstanding, diluted basis	134,400					137,758	(6)

(1)	To record additional incentive compensation expense incurred during the first quarter of 2003.

(2)	To reflect the net increase in depreciation and amortization expense due to (a) an increase in amortization of acquired customer relationship intangibles using an accelerated method which takes into consideration expected customer attrition rates over a 10-year period ($14,438 for the three months ended March 31, 2003) and (b) a decrease in amortization expense resulting from a write-down in internally developed software to reflect fair value ($5,320 for the three months ended March 31, 2003). The acquired software is amortized over a seven-year period using an accelerated method that contemplates the periods of expected economic benefit and future enhancements to the underlying software.

(3)	To reflect the elimination of FIS’ royalty expense to parent.

(4)	To reflect the interest expense for the three months ended March 31, 2003 of $3,281, associated with the issuance of $250,000 aggregate principal amount of 5.25% notes due March 15, 2013. The notes were used to fund a portion of the cash purchase price of FIS.

(5)	To reflect the pro forma FIS adjustments at the estimated tax rate of 39.5% for the three months ended March 31, 2003.

(6)	The pro forma number of shares used in the basic per share computation is the weighted average number of FNF common shares outstanding during the nine months ended September 30, 2003 plus the issuance of 10,187,902 shares of FNF common stock for the purchase of FIS, assuming those shares were outstanding as of January 1, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY NATIONAL FINANCIAL, INC

Dated: December 22, 2003	By:	/s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President and Chief Financial Officer